Lake Shore Bancorp, Inc. Announces 2021 First Quarter Financial Results and Declares Dividend

DUNKIRK, N.Y. —  April 28, 2021 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.7 million, or $0.29 per diluted share, for the first quarter of 2021 compared to net income of $731,000, or $0.12 per diluted share, for the first quarter of 2020.

2021 First Quarter Financial Highlights:

•

Net income of $1.7 million in the first quarter of 2021 increased by $1.0 million, or 130.9%, when compared to the first quarter of 2020. First quarter 2021 was positively impacted by increases in net interest income and non-interest income and a decrease in provision for loan losses, partially offset by an increase in income tax expense;

•

Loans, net totaled $538.2 million at March 31, 2021, compared to $524.1 million at December 31, 2020, an increase of $14.0 million, or 2.7%, primarily due to the origination of commercial real estate, commercial construction, Payroll Protection Program  (“PPP”) and residential, one- to four-family loans during the first three months of 2021;

•	Non-performing loans as a percent of total net loans decreased to 0.55% from 0.59% at December 31, 2020, primarily due to a decrease in non-accrual residential, one- to four- family real estate loans;
•

Total assets at March 31, 2021 increased $19.5 million, or 2.8%, to $705.7 million when compared to December 31, 2020, primarily due to an increase in loans, net and an increase in cash and cash equivalents which was driven by deposit growth. This increase was partially offset by a decrease in securities available for sale; and

•	Total deposits grew by $22.3 million, or 4.0%, to $582.6 million at March 31, 2021 when compared to December 31, 2020, primarily due to growth in core deposits.

“We experienced a strong first quarter 2021, despite the ongoing presence of the COVID-19 pandemic. The Company was able to achieve these results by continuing to produce solid loan and deposit growth while efficiently controlling operating expenses,” stated Daniel P. Reininga, President and Chief Executive Officer.  “This growth is possible due to our robust capital position, increasing asset quality and outstanding customer service.”

COVID 19 Pandemic Update

During the first quarter of 2021, the Bank originated 29 Small Business Administration (“SBA”) PPP loans for $9.7 million to lessen the continued economic impact of the COVID-19 pandemic on small businesses in our market areas. These loans were in addition to the 252 PPP loans for $26.9 million which were originated by the Bank during 2020. As of March 31, 2021, $23.0 million of the PPP loans originated during 2020 were still outstanding on the Bank’s balance sheet.

During 2020, the Bank implemented a loan deferral program, in line with regulatory guidance, to further assist customers that have been impacted by the pandemic. At its maximum, we had approved loan payment deferral requests of up to 90 days on 219 loans, representing $103.1 million, or 21.1%, of the Bank’s loan portfolio. The number of loan payment deferral requests has decreased significantly and as of March 31, 2021, three borrowers representing five loans and $15.5 million, or 2.9%, of the loan portfolio remained in the loan deferral program.

Net Interest Income

First quarter 2021 net interest income increased $374,000, or 7.6%, to $5.3 million as compared to $4.9 million for the first quarter 2020.

Interest income for the first quarter of 2021 was $6.1 million, a decrease of $234,000, or 3.7%, compared to $6.3 million for the first quarter 2020.  The decrease was attributable to a  61 basis points decrease in the average yield earned on assets due to the decrease in market interest rates and to a lesser extent the origination of PPP loans earning 1.0% since March 31, 2020. The decrease was partially offset by a $68.8 million, or 1.0%, increase in the average balance of interest-earning assets and the recognition of PPP fees during the first quarter 2021 as compared to the first quarter 2020. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of commercial real estate, commercial construction and PPP loans.

First quarter 2021 interest expense was $787,000, a decrease of $608,000, or 43.6%, from $1.4  million for first quarter 2020 primarily due to a decrease in interest paid on deposit accounts. During the first quarter of 2021, there was a 58 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since March 31, 2020. The decrease was partially offset by a $37.4 million, or 8.7%, increase in average interest-bearing deposits during the 2021 first quarter as compared to the 2020 first quarter.  The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the impact of COVID-19 on consumer and business spending and savings levels.

Non-Interest Income

Non-interest income was $820,000 for the first quarter of 2021, an increase of $365,000, or 80.2%, as compared to the same quarter in the prior year. The increase was primarily due to a $273,000 increase in unrealized gains on interest rate swaps and equity securities, a $120,000 increase in gains on the sale of residential loans and a $33,000 increase in debit card income, partially offset by a $51,000 decrease in service charges and fees.

Non-Interest Expense

Non-interest expense was $4.0 million for the first quarter of 2021 and 2020. Salary and employee benefits expense decreased $115,000, or 5.2%, primarily due to an increase in deferred salaries related to loan originations during the first quarter of 2021 when compared to the first quarter of 2020. The current year first quarter also had lower advertising, postage and supplies and other expenses. These decreases were offset by higher occupancy and equipment costs, data processing costs, professional services and FDIC insurance.

Asset Quality

The provision for loan losses was $150,000 for first quarter 2021 as compared to $500,000 for the first quarter of 2020. The first quarter 2021 provision expense was primarily due to general reserves for loan originations during the period.  The first quarter 2020 provision expense was primarily due to an adjustment of certain qualitative factors to take into account the uncertain impacts of COVID-19 on economic conditions and borrowers’ ability to repay loans during the first three months of 2020.

Non-performing loans as a percent of total net loans decreased to 0.55% at March 31, 2021 as compared to 0.59% at December 31, 2020. The Company’s allowance for loan losses as a percent of total net loans was 1.12% at March 31, 2021 and December 31, 2020.

Balance Sheet Summary

Total assets at March 31, 2021 were $705.7 million, a $19.5 million, or 2.8%, increase as compared to $686.2 million at December 31, 2020. Loans receivable, net at March 31, 2021 was $538.2 million, a $14.0 million, or 2.7%, increase as compared to $524.1 million at December 31, 2020. The increase in total loans was primarily due to increased commercial real estate, commercial construction, PPP and residential, one- to four-family loan originations. Cash and cash equivalents increased by $9.0 million, or 20.9%, from $43.0 million at December 31, 2020 to $52.0 million at March 31, 2021.  The increase was primarily due to an increase in deposits, partially offset by the use of funds for loan originations. Securities available for sale decreased $3.9 million, or 4.9%, to $75.4 million at March 31, 2021 from $79.3 million at December 31, 2020. Total deposits at March 31, 2021 were $582.6 million, an increase of $22.3 million, or 4.0%, compared to $560.3 million at December 31, 2020. The increase in deposits was due to an increase in core deposit accounts, which was partially driven by stimulus funds and PPP loan proceeds.

Stockholders’ equity at March 31, 2021 was $86.0 million as compared to $85.9 million at December 31, 2020. The increase in stockholders’ equity was primarily attributed to net income which was nearly offset by a decrease in accumulated other comprehensive income, dividend payments and stock repurchases during the first three months of 2021.

Dividends Declared

On April 28,  2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock.  The dividend is payable on May 21,  2021, to shareholders of record as of May 10, 2021. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 62.8%, of the Company’s total outstanding stock as of April 27, 2021, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $14.83 on April 27, 2021, which implied a dividend yield for the Company’s common stock of 3.5%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on its business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2021	2020
	(Unaudited)
	(Dollars in thousands)

Total assets	$705,745	$686,200
Cash and cash equivalents	51,960	42,975
Securities available for sale	75,382	79,285
Loans receivable, net	538,184	524,143
Deposits	582,560	560,259
Long-term debt	28,250	29,750
Stockholders’ equity	85,960	85,924

Statements of Income
	Three Months Ended
	March 31,
	2021	2020
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,057	$6,291
Interest expense	787	1,395
Net interest income	5,270	4,896
Provision for loan losses	150	500
Net interest income after provision for loan losses	5,120	4,396
Total non-interest income	820	455
Total non-interest expense	3,953	3,998
Income before income taxes	1,987	853
Income tax expense	299	122
Net income	$1,688	$731
Basic and diluted earnings per share	$0.29	$0.12
Dividends declared per share	$0.13	$0.12

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2021	2020
	(Unaudited)

Return on average assets	0.98%	0.47%
Return on average equity	7.78%	3.48%
Average interest-earning assets to average interest-bearing liabilities	129.18%	123.17%
Interest rate spread	3.15%	3.19%
Net interest margin	3.29%	3.42%

	March 31,	December 31,
	2021	2020
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.55%	0.59%
Non-performing assets as a percent of total assets	0.42%	0.46%
Allowance for loan losses as a percent of total net loans	1.12%	1.12%
Allowance for loan losses as a percent of non-performing loans	203.94%	118.75%

	March 31,	December 31,
	2021	2020
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,799,518	5,823,786
Treasury stock, number of shares held	1,036,996	1,012,728
Book value per share	$14.82	$14.75